UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2021

Fiserv, Inc.

(Exact Name of Registrant as Specified in Charter)

Wisconsin	1-38962	39-1506125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045
(Address of Principal Executive Offices, Including Zip Code)

(262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FISV	The NASDAQ Stock Market LLC
0.375% Senior Notes due 2023	FISV23	The NASDAQ Stock Market LLC
1.125% Senior Notes due 2027	FISV27	The NASDAQ Stock Market LLC
1.625% Senior Notes due 2030	FISV30	The NASDAQ Stock Market LLC
2.250% Senior Notes due 2025	FISV25	The NASDAQ Stock Market LLC
3.000% Senior Notes due 2031	FISV31	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2021 (the “Effective Date”), the Compensation Committee of the Board of Directors of Fiserv, Inc. (the “Company”) approved the Fiserv, Inc. Executive Severance and Change of Control Policy (the “Policy”) effective as of the Effective Date. The Policy provides for the payment of cash severance and certain other benefits to members of the Company’s management committee, which includes the Company’s executive officers, including its current named executive officers, and other senior employees who the Company designates as eligible to participate in the Policy. In connection with the adoption of the Policy, on the Effective Date, (a) the Company terminated the First Data Corporation Severance/Change in Control Policy, (b) each of Frank J. Bisignano, Robert W. Hau, Devin B. McGranahan and Byron C. Vielehr agreed to terminate their respective Key Executive Employment and Severance Agreements with the Company, (c) each of Messrs. Hau, McGranahan and Vielehr agreed to terminate their respective employment agreements with the Company (each will continue to serve in their current capacities on an at will basis), and (d) Mr. Bisignano agreed to amendments to his employment agreement with the Company to reflect the termination of his Key Executive Employment and Severance Agreement.

Severance benefits are payable under the Policy only if the executive (a) is involuntarily terminated without “cause,” (b) resigns as a result of a material diminution in authority, duties, or responsibilities or (c) resigns within two years after a change of control of the Company either because the executive is required to relocate his or her principal place of employment by more than 50 miles or because the sum of the executive’s compensation is materially reduced. The Policy provides (i) for a lump sum cash severance payment equal to 1.5 times the sum of the executive’s base salary and target cash incentive amount for the year of termination, (ii) for COBRA continuation coverage at the Company’s expense for 18 months following termination, and (iii) that any stock options and restricted stock unit awards outstanding as of the termination date will continue vesting for 12 months following termination and that any outstanding performance share unit awards will vest pro rata after the end of the performance period based on actual performance. However, if the termination occurs within two years following a change of control of the Company, then all outstanding stock options and restricted stock units will become 100% vested upon such termination and performance share unit awards will be treated as required by the terms of the award agreement. As to each type of severance benefit provided by the Policy, if the executive is eligible for the same type of severance benefit under an employment or other agreement with the Company or an affiliate, then the executive will receive the benefits required by the agreement and will not receive those benefits under the Policy. To receive benefits under the Policy, the executive must execute a release in favor of the Company, which may include restrictive covenants.

The foregoing summary of the Policy and the amendments to Mr. Bisignano’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the Policy itself and to Mr. Bisignano’s Termination Agreement and Amendment, which are filed hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fiserv, Inc. Executive Severance and Change of Control Policy effective August 10, 2021.

10.2	Termination Agreement and Amendment, dated as of August 10, 2021, between Fiserv, Inc. and Frank J. Bisignano.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: August 12, 2021	By:	/s/ Robert W. Hau
Robert W. Hau
Chief Financial Officer